COMMODORE      APPLIED TECHNOLOGIES, INC.
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                                                                   NEWS RELEASE
FOR RELEASE:  IMMEDIATE
CONTACT:  JAMES M. DEANGELIS
          MELISSA C. BERKOWITZ
          (212) 308-5800



                 GENERAL ACCOUNTING OFFICE REINSTATES TELEDYNE-
                             COMMODORE, LLC PROTEST


New York, New York, November 25, 1998 -- Commodore Applied Technologies, Inc. (ASE: CXI, CXIW) announced today that the U.S. General Accounting Office (GAO) has reversed its September 15, 1998 dismissal and has reinstated the protest lodged by Teledyne-Commodore LLC (T-C), its joint venture with Teledyne Environmental, Inc.

The GAO will now rule on T-C's protest which stated that there were major errors in the evaluation process omitting T-C's technology from the U.S. Army's Assembled Chemical Weapons Assessment (ACWA) program technology demonstration.

One of the errors made in the selection process was the failure to follow ACWA's own evaluation criteria, including properly calculating "best value" and allowing for a "total system solution." For example, the company learned at the debriefing that, even though the evaluation criteria established technical rankings as the most important factors, two of the three winning companies had the lowest technical evaluations of the original six. In addition, other errors in the process included failure to properly consider government financial support for tests carried out by two of the announced winners, and the opportunity for some bidders to reduce costs after the submission of bids.

These materials contain forward-looking statements based on a series of projections and estimates regarding economics within the company's markets, the industries in which the company operates, the effects of legislation and regulations, as well as business and competitive outlook.


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